Exhibit 4.31
Supplementary Agreement
PARTY A: SHANGHAI LINKTONE CONSULTING CO., LTD.
PARTY B: SHANGHAI WEILAN COMPUTER CO., LTD.
Both parties signed the Exclusive Consulting and Services Agreement (hereinafter referred to as “the original agreement”) on January 1, 2007 and clause 3.2 of the original agreement is as follows:
3.2 Party A charges services fees based on actual cost incurred by party A in rendering its services to Party B plus 9%. Party B should pay the fees to Party A within 2 months upon receipt of the service invoice from Party A.
Through friendly negotiation, both parties have agreed to amend clause 3.2 to be as follows:
3.2 Party A charges services fees based on actual cost incurred by party A in rendering its services to Party B plus 12.5%. Party B should pay the fees to Party A within 2 months upon receipt of the service invoice from Party A.
The other terms in the original agreement remain unchanged.
Party A: SHANGHAI LINKTONE CONSULTING CO., LTD.
Authorized representative: Sealed
Date: January 1, 2008
Party B: SHANGHAI WEILAN COMPUTER CO., LTD.
Authorized representative: Sealed
Date: January 1, 2008